Exhibit 99.1

MEDIA RELEASE

Conference Call at 2:00 p.m. PT, October 20, 2005 - Advanced Power Technology will conduct a conference call at 2:00 p.m. PT, Thursday, October 20, 2005, webcast simultaneously for interested investors via the Company’s corporate web site at www.advancedpower.com.  The call can be accessed live by dialing 800-967-7144.  International callers please dial 719-457-2632.  The content of the call will remain available for replay on the Internet for 30 days.  In addition, a telephone replay of the conference call will be available for 30 days and can be accessed at 888-203-1112 and from international locations at 719-457-0820; pass code 2229416.

ADVANCED POWER TECHNOLOGY REPORTS
THIRD QUARTER 2005 RESULTS AND PROVIDES OUTLOOK
FOR FOURTH QUARTER 2005

Bend, Oregon, October 20, 2005 – Advanced Power Technology, Inc. (NASDAQ: APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications, today reported financial results for the third quarter ended September 30, 2005.

For the third quarter of 2005, revenues were $16.8 million which was down 9.7 percent from $18.7 million for the third quarter of 2004, and up sequentially 11.0 percent from $15.2 million for the second quarter of 2005. The net income for the third quarter of 2005 in accordance with generally accepted accounting principles (GAAP) was $828,000, or $0.07 per diluted share, and included $326,000 of charges primarily related to non-cash intangible asset amortization due to acquisitions.  This compares to a third quarter of 2004 GAAP net income of $1.2 million or $0.11 per diluted share and to a second quarter of 2005 GAAP net loss of $237,000 or $(0.02) per share. On a GAAP basis, gross margin for the third quarter of 2005 was 34.2 percent of revenue compared to 33.8 percent in the year-ago quarter and 31.1 percent in the prior quarter.

On a non-GAAP basis excluding non-cash purchase accounting charges related to acquisitions and other charges, net income for the third quarter ended September 30, 2005 was $1.2 million or $0.10 per diluted share, compared to net income of $1.9 million or $0.17 per diluted share in the year-ago quarter and net income of $185,000 or $0.02 per diluted share in the second quarter of 2005.   Non-GAAP gross margin for the third quarter of 2005 was 35.8 percent of revenue compared to 35.3 percent in the year-ago quarter and 32.9 percent in the prior quarter.

Non-GAAP net income (loss) and non-GAAP gross margin, which differ from net income (loss) and gross margin in accordance with GAAP, exclude purchase accounting charges related to acquisitions and certain restructuring and other charges. A reconciliation of non-GAAP and GAAP measures is included with the attached financial statements.  The financial results that exclude certain charges are not in accordance with GAAP.  APT management uses these non-GAAP measures internally to evaluate the company’s performance and manage its operations, and believes that these measures provide useful information for understanding the operating results and comparing prior periods.

Patrick Sireta, Chief Executive Officer commented, “I am pleased with the improvement in our third quarter financial results over the prior quarter. Our third quarter non-GAAP gross margin of 35.8 percent, consistent with expected gross margin expansion, was at the high end of our previous guidance and improved by 290 basis points over the prior quarter. Tight control of our operating expenses in the third quarter allowed us to exceed our recently upwardly revised EPS projection.”

“Demand for our product was strong in the third quarter allowing us to exceed the high end of our original revenue guidance and to increase our short term backlog by about $2.0 million. At the end of the third quarter 2005 the portion of our backlog shippable in the fourth quarter based upon customer request date was approximately $15.3 million dollars. This compares to $13.3 million dollars of backlog at the end of the second quarter of 2005 which was shippable in the third quarter.  This increase in short term backlog provides us with a solid foundation for continued sequential revenue growth in the fourth quarter of 2005. The Company’s balance sheet remains strong. We continue to have no debt and our cash and marketable securities balance at the end of the third quarter increased to $15.5 million compared to $12.5 million at the end of the prior quarter”, concluded Mr. Sireta.

Business Outlook

The following statements are based on current expectations.  These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially.  These statements do not include the potential impact of any investments outside the ordinary course of business, or mergers or acquisitions that may be completed after October 20, 2005.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  The inclusion of any statement in this release does not constitute a suggestion by the Company or any other person that the events or circumstances described in such statements are material.  The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

Revenues for the fourth quarter ending December 31, 2005 are expected to be in the range of $17.5 million to $18.0 million, a sequential increase of approximately 4 to 7 percent over the prior quarter.

At the anticipated revenue levels indicated above, non-GAAP gross margin for the fourth quarter of 2005, exclusive of non-cash purchase accounting charges associated with acquisitions and certain restructuring charges, is expected to be in the 37.5 to 38.5 percent range an improvement of 170 to 270 basis points over the third quarter of 2005.

R&D expenses in the fourth quarter of 2005 are expected to be approximately 8.0 to 9.0 percent of revenues and SG&A expenses are expected to be 21.5 to 22.5 percent of revenues. These R&D and SG&A expense estimates are exclusive of non-cash purchase accounting charges associated with acquisitions and certain restructuring charges. Interest income in the fourth quarter of 2005 is expected to be approximately $85,000.

Overall, the non-GAAP net earnings per diluted share for the fourth quarter of 2005 are expected to be to be in the range of $0.12 to $0.14.  The Company expects to record essentially no tax expense in the fourth quarter of 2005. The Company’s effective tax rate deviates from the expected statutory tax rate because it has fully reserved for its net deferred tax assets. However, if at such time the Company is able to determine it is more likely than not that it will be able to utilize its net operating losses, the reserve against net deferred tax assets will be reversed.

The Company also stated that it continues to move forward with its previously announced restructuring actions which include consolidating certain manufacturing operations and moving additional production activities offshore along with disengaging from a small, low growth product line currently with onshore production.  These actions are expected to contribute to the Company’s ability to achieve its financial model of a non-GAAP gross margin of approximately 43 percent at an annual sales level of $90 million, targeted at a 3 to 5 quarter horizon.

About Advanced Power Technology

APT is a leading supplier of power semiconductors for RF, Microwave, Linear, and Switchmode Applications. APT is headquartered in Bend, Oregon and has operations and offices in North America, France, and China. For additional information on Advanced Power Technology, visit its Web site at www.advancedpower.com.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements, including the metrics discussed under “Business Outlook” above, are subject to a number of uncertainties and actual results may differ materially.  Factors that could affect the Company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; the ability of the Company to integrate newly-acquired operations efficiently and to commercialize newly-acquired technology;  and other uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission including our Form 10-K filed on March 8, 2005.  The Company assumes no obligation to update the information in this release.

Company Contact:

Greg M. Haugen

Vice President, Finance and

Administration and CFO

Tel:  (541) 382-8028  Fax:  (541) 389-1241

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Revenues, net	$16,843	$18,660	$46,151	$51,814

Cost of goods sold	10,821	12,079	31,113	32,361
Amortization of technology rights and other charges	269	269	807	817
Total cost of goods sold	11,090	12,348	31,920	33,178

Gross profit	5,753	6,312	14,231	18,636

Operating expenses:
Research and development	1,308	903	3,680	2,573
Selling, general and administrative	3,703	3,857	11,327	13,097
Restructuring charges	—	38	169	359
In-process research and development charges	—	170	4,868	170
Total operating expenses	5,011	4,968	20,044	16,199

Income (loss) from operations	742	1,344	(5,813)	2,437

Other income (expense), net:
Interest, net	81	66	209	147
Other, net	5	(153)	(115)	(147)

Income (loss) before income taxes	828	1,257	(5,719)	2,437

Provision for income taxes	—	29	30	57

Net income (loss)	$828	$1,228	$(5,749)	$2,380

Net income (loss) per share:
Basic	$0.08	$0.11	$(0.54)	$0.22
Diluted	$0.07	$0.11	$(0.54)	$0.21
Weighted average number of shares used in the computation of net income (loss) per share:
Basic	10,793	10,682	10,735	10,598
Diluted	11,189	11,170	10,735	11,215

ADVANCED POWER TECHNOLOGY, INC

SUPPLEMENTAL NON-GAAP DISCLOSURES

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (LOSS) AND NON-GAAP EARNINGS PER SHARE*

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		($ per diluted share) Business Outlook Three Months Ended
	2005	2004	2005	2004	Dec 31, 2005

Reported GAAP net income (loss)	$828	$1,228	$(5,749)	$2,380	$0.09 - $0.11

Purchase accounting adjustments related to acquisitions:

Cost of sales:
Intangible asset amortization	269	269	807	807	$0.024
Deferred compensation amortization	—	—	—	10

Selling, general and administrative:
Intangible asset amortization	47	—	140	—	$0.004
Deferred compensation amortization	10	—	30	12	$0.001

In-process research and development charges	—	170	4,868	170

Restructuring charges	—	38	169	359

Expenses associated with the filing and subsequent withdrawal of our registration statement, included in Other, net	—	181	—	181

Tax effect of non-GAAP adjustments	—	(13)	(7)	(13)

Non-GAAP net income (loss)	$1,154	$1,873	$258	$3,906	$0.12 - $0.14

Non-GAAP net income (loss) per share*:
Basic	$0.11	$0.18	$0.02	$0.37
Diluted	$0.10	$0.17	$0.02	$0.35
Weighted average number of shares used in the computation of non-GAAP net income (loss) per share:
Basic	10,793	10,682	10,735	10,598
Diluted	11,198	11,170	11,166	11,215

RECONCILIATION OF GAAP TO NON-GAAP GROSS PROFIT*

(In thousands except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		(% of revenue) Business Outlook Three Months Ended
	2005	2004	2005	2004	Dec 31, 2005

Reported GAAP gross profit	$5,753	$6,312	$14,231	$18,636	36.0% - 37.0%

Purchase accounting adjustments related to acquisitions:

Cost of sales:
Intangible asset amortization	269	269	807	807	1.5%
Deferred compensation amortization	—	—	—	10

Non-GAAP gross profit	$6,022	$6,581	$15,038	$19,453	37.5% - 38.5%

Non-GAAP gross profit% of revenue	35.8%	35.3%	32.6%	37.5%

*Supplemental non-GAAP financial measures are not based on generally accepted accounting principles (GAAP), but are provided to explain the impact of certain significant items. The Company believes that the disclosure of non-GAAP gross margin, net income, and earnings per share is useful to investors and creditors of the Company as it is a way to explain the impact of certain accounting charges included in the Company’s operating results due to acquisitions, restructuring activities, valuation of deferred taxes, and other charges in a way that allows for comparison to prior periods and expectations about the ongoing financial condition and results of operations exclusive of historical or contemplated acquisitions or other transactions. In addition, management uses each of these measures in evaluating the ongoing operational performance of its business. Management bonus calculations are based on each of these same measures, in order to isolate the controllable performance of the operations from the impact of negotiated acquisition costs, restructuring measures, or tax consequences.

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Sep. 30, 2005	Dec. 31, 2004
Assets
Current assets:
Cash and cash equivalents	$3,653	$4,149
Short term investments in available-for-sale securities	11,800	11,675
Accounts receivable, net	9,836	10,044
Inventories, net	13,467	14,647
Prepaid and other current assets	1,094	2,196
Total current assets	39,850	42,711

Property and equipment, net	11,177	11,357
Long term investments in available-for-sale securities	—	1,000
Other assets	58	110
Intangible assets, net	7,122	7,734
Goodwill	15,570	15,570
Total assets	$73,777	$78,482

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,723	$4,143
Accrued expenses	2,727	2,193
Total current liabilities	6,450	6,336

Other long term liabilities	232	108
Total liabilities	6,682	6,444

Stockholders’ equity:
Common stock	109	108
Additional paid in capital	89,877	89,138
Treasury stock	(1,761)	(1,761)
Deferred stock compensation	(36)	—
Accumulated other comprehensive income	647	545
Accumulated deficit	(21,741)	(15,992)
Total stockholders’ equity	67,095	72,038
Total liabilities and stockholders’ equity	$73,777	$78,482